Exhibit 10.26

CERTAIN IDENTIFIED CONFIDENTIAL INFORMATION MARKED [***] HAS
BEEN EXCLUDED FROM THE EXHIBIT BECAUSE IT IS (I) THE TYPE THE
COMPANY TREATS AS PRIVATE OR CONFIDENTIAL AND (II) NOT MATERIAL.

CLINICAL TRIAL AGREEMENT

This Clinical Trial Agreement (“Agreement”) effective as of the date of last signature below (“Effective Date”) is entered into by and between RedHill Biopharma Ltd., an Israeli corporation, having an address at 21 Ha’arba’a St. , Tel Aviv, Israel 6473921 (“RedHill” or “Study Drug Sponsor”) and The Henry M. Jackson Foundation for the Advancement of Military Medicine, Inc. a Maryland non-stock Section 501(c)(3) corporation with a place of business at 6720A Rockledge Drive, Suite 100, Bethesda, MD 20817 (“HJF” or “Protocol Sponsor”). Herein each of Study Drug Sponsor and Protocol Sponsor will be a “Party” and collectively, the “Parties”.

BACKGROUND

By separate agreement, Protocol Sponsor has engaged a contract research organization (“CRO”) acting as an independent contractor, to act on behalf of Protocol Sponsor for the purposes of coordinating and/or performing certain activities required for the conduct of the Study (hereinafter defined) (“CRO Services Agreement”). The CRO currently engaged by Protocol Sponsor is FHI Clinical; if any changes to the designated CRO should occur during the term of this Agreement, Protocol Sponsor shall provide written notice to Study Drug Sponsor. The Parties acknowledge and agree that CRO may perform and enforce Protocol Sponsor’s rights and obligations under this Agreement, including U.S. Food and Drug Administration (“FDA”) regulatory responsibilities.

RedHill is the regulatory sponsor for a product with an open IND with the FDA, Upamostat (“Study Drug”). This Agreement contains the terms and conditions for RedHill’s provision of Study Drug to be included as one study arm, under a multi- center, platform clinical trial of early treatment and post-exposure prophylactic of SARS CoV2 , Protocol number PROTECT- APT 1 (as it may be amended from time to time by Protocol Sponsor, the “Protocol”; the performance of the Protocol at all sites is referred to in this Agreement as the “Study” or “Multi-Site Clinical Trial”). RedHill will be responsible for the ultimate regulatory approval of the Study Drug, while HJF and CRO will be responsible for regulatory approvals of the Study and associated arms. RedHill will be responsible for regulatory approvals outside of the Study.

Protocol Sponsor will be responsible for initiation, conduct, and oversight of the Study, which will include enrollment of Study Subjects (hereinafter defined) from various military bases and non-military clinical practices and academic medical centers (“Sites”)

The Parties previously entered into a clinical trial agreement for the Study effective as of July 28, 2023 (the “July 2023 CTA”). The July 2023 CTA was terminated effective November 9, 2023. RedHill acknowledges and agrees that payment remains due to HJF under the July 2023 CTA for which the final invoice will be submitted to RedHill no later than November 21, 2023. The Study, as of the Effective Date, and this Agreement are being funded by and subject to U.S. Federal Government Other Transaction Authority for Prototype Agreement No.: W911QY-20-90004.10 awarded by Natick Contracting Division to HJF, for the purpose of studying novel early treatment and post exposure prophylaxis therapies for COVID-19 (the “OTA”).

The Parties agree as follows:

1.            DEFINITIONS

As used in this Agreement, the following terms will have the meanings set out below. The term “or” will be understood to mean “and/or,” unless clearly and unambiguously written as an exclusive disjunction (e.g., with the term “either” or “one and only one of” included in the disjunction).

Adverse Event (“AE”). Adverse events or adverse experiences as defined in the Protocol.

Affiliate. Affiliate means, with respect to any Person, any other Person that directly or indirectly through one or more intermediaries controls, is controlled by, or is under common control with such Person. For purposes of this definition, the term “controls” (including its correlative meanings “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract, or otherwise.

Applicable Laws. All laws, statutes, treaties, rules, ordinances, directives, orders, injunctions, authorizations and regulations of any court or of any international, national, regional, local, or other governmental body, agency, authority, or arbitrator, as in effect from time-to-time, that has jurisdiction in the applicable territories or over this Agreement, the Study or the subject matter of the Agreement, or over the Parties to this Agreement, including, but not limited to, 45 CFR Part 46; 21 CFR Parts 11, 50, 54, 56 and 812; the Federal Anti-Kickback Statute (42 U.S.C. 1320a-7b), the related safe harbor regulations; the Public Contracts Anti-Kickback Act (41 U.S.C. § 51 et seq.); International Conference on Harmonization Good Clinical Practice (“ICH GCP”) guidelines and standards and the World Medical Association Declaration of Helsinki “Ethical Principles for Medical Research Involving Human Subjects” (2013), applicable laws and guidance relating to clinical trials including but not limited to FDA regulations and federal and state applicable laws relating to human subjects protections rights, laws relating to human tissue and biological samples, the principles of good clinical practice as established by the FDA and E6, CLIA, and all Privacy Laws.

Case Report Form (“CRF"). A report in a format prepared by the Protocol Sponsor or the CRO as approved by RedHill, and completed by Site and Site Principal Investigator documenting, in accordance with the Protocol, the conduct of all Study procedures and activities in respect of each of the Study Subjects.

Clinical Study Records. All study records compiled, made and/or generated in performance of the Study, including those as required by the Protocol, Study Drug Sponsor, and any Applicable Laws, including, but not limited to, any and all records of Study Drug disposition, worksheets, Source Documents, CRFs, study-specific documentation, and study file notebooks.

HIPAA. The Health Insurance Portability and Accountability Act of 1996, as codified at 42 USC § 1320d through d-8, as amended by the Health Information Technology for Economic and Clinical Health Act, as incorporated in the American Recovery and Reinvestment Act of 2009 (the “HITECH Act”) and any current and future regulations promulgated thereunder, including the federal privacy regulations contained in 45 CFR Parts 160 and 164 (the “Federal Privacy Regulations”), the federal security standards contained in 45 CFR Parts 160, 162 and 164 (the “Federal Security Regulations”), and the federal standards for electronic transactions contained in 45 CFR Parts 160 and 162.

Informed Consent Form (“ICF”). The form prepared by the Protocol Sponsor, approved by the applicable IRB and Study Drug Sponsor, and presented and explained to and signed by each Study Subject before such Study Subject commences participation in the Study.

IRB. The board, committee or other group (either Institutional Review Board or Ethics Committee) formally instituted and with jurisdiction to review and approve the initiation of the Study, and conduct periodic review of research involving human subjects.

Marks. Trademarks, trade names, service marks, logos, or symbols.

Person. Person means any individual, corporation, limited liability company, general or limited partnership, joint venture, association, joint stock company, trust, unincorporated business or organization, government or agency or political subdivision thereof, or other entity, whether acting in an individual, fiduciary, or other capacity.

Privacy Laws. All applicable foreign, federal, state, and local laws governing the privacy, security, and disclosure of health information and other personal information or records obtained and reviewed in the course of performing the Study (including, but not limited to, electronic transaction sets, medical code sets, provider identifier, employer identifier, and patient identifier), as amended from time to time, including, without limitation, HIPAA and the EU General Data Protection Regulation ((EU) 2016/679) and any national implementing laws, regulations, and secondary legislation.

Regulatory Application. An investigational new drug application (IND), investigational device exemption (IDE), new drug application (NDA), biologics license application (BLA), premarket approval application (PMA), or 510(k) pre-market notification filing (510(k)) or another regulatory filing submitted to the FDA.

Regulatory Authority. Any governmental agency, administrative agency or professional body having authority under applicable regulations to regulate or administer or enforce Applicable Law to the conduct of clinical trials and all ancillary matters related thereto.

Serious Adverse Event (“SAE”). Serious Adverse Event means those events as defined by applicable Regulations and as set forth in the Protocol.

Source Documents. Such documents as defined by the International Conference on Harmonization E6 1.52.

Study Data. All data, results and information generated or arising in the course of performance of the Study relating to Study Drug, including, without limitation, CRFs (or their equivalent), electronic data records, clinical findings and results, investigator interim and final results, adverse events reports and de-identified clinical and laboratory as well as any other documents or materials created for the Study.

Study Subject. Any qualified participant who meets all the inclusion criteria and none of the exclusion criteria set forth in the Protocol and has signed an ICF.

Technical Data. As defined in DFARS 252.227-7013.

Technology. Investigational drugs, biologics or medical devices that are regulated by the U.S. Food and Drug Administration (FDA) and require FDA pre-market approval or clearance before commercial marketing may begin.

2.            CONDUCT OF STUDY

2.1          Principal Investigator. The Study will be conducted under the direction of an overall Principal Investigator (“Protocol Principal Investigator”), Kristen Pettrone, who is an employee of Protocol Sponsor and who will supervise the Study in accordance with this Agreement. Individual Study sites (“Sites”) shall each have a sub-investigator (“Site Principal Investigator”), who shall personally oversee the work being performed at their respective Site, subject to the supervision of the CRO. Site Principal Investigators will promptly complete, and ensure that relevant Study personnel promptly complete, all Study-related regulatory forms provided by CRO and/or HJF or its designee, including financial disclosure forms as per Section 4.2 and FDA Form 1572.

2.2          IRB Approval. HJF or its CRO will coordinate with the relevant and qualified IRB to obtain and maintain the IRB’s prior written approval of the Study, including approval of (a) the Protocol; (b) the ICFs; and (c) any amendments to the Protocol or revised versions of the ICF. HJF, through the CRO, will provide RedHill with a copy of each such approval, evidence of ongoing submissions and authorization, and copies of all relevant correspondence or other communication with the IRB regarding such initial approval and any periodic review.

2.3          Protocol Adherence. Protocol Sponsor or CRO shall ensure the Sites and Site Principal Investigators conduct the Study through the exercise of Good Clinical Practice at the Site, in strict compliance with the Protocol, all Applicable Laws, applicable terms of this Agreement, and the terms of approval for the Study from the IRB.

              2.3.1          The Protocol will be considered final for regulatory submission following approval by each RedHill, HJF, CRO and the designated IRB. The terms of the Protocol are incorporated herein by reference as part of this Agreement. The Protocol may only be amended with the approval of RedHill, HJF, and CRO, and will be subject to subsequent IRB review following an amendment agreed upon in advance by both RedHill, CRO and HJF.

               2.3.2          In the course of conducting the Study, if generally accepted standards of clinical research and medical practice relating to the benefit, wellbeing, and safety of Study Subjects require a deviation from the Protocol, such standards will be followed in accordance with Applicable Law and IRB regulations. Site Principal Investigators will promptly notify CRO and the IRB of the facts supporting any deviation from the Protocol and provide notice of the deviation to CRO and the IRB as soon as Site Principal Investigator or Site become aware of such deviation or as may be otherwise required by Applicable Law. After receipt of notice from the Site and/or Site Principal Investigator, the CRO will provide prompt notice to Protocol Sponsor and RedHill of the deviation.

2.4          Reserved.

2.5          Safety Related Event Reporting. A Data Safety Monitoring Board (“DSMB”) will be established for the Study. The safety monitoring plan for Study Drug will be agreed upon by both Parties and CRO. CRO will require Site Principal Investigator to report all AEs to the applicable IRB, CRO Protocol Sponsor, and Study Drug Sponsor at: terry@redhillbio.com in accordance with the Protocol. CRO will be responsible for the reporting and tracking of all AEs in compliance with all Applicable Laws, requirements imposed by the IRB, and the Protocol. HJF will be responsible for distributing aggregated DSMB safety reports.

2.6          Clinical Study Records. CRO will require Site and/or Site Principal Investigator or their designee to prepare and maintain all Clinical Study Records for their respective Site.

              2.6.1          Each Site and Site Principal Investigator or its and their designee will retain Clinical Study Records in accordance with the Site’s established retention policies and applicable terms of this Agreement. If no application is filed with a Regulatory Authority in relation to the Study Drug or if an application is withdrawn, Site and Site Principal Investigator or its and their designee will retain the Clinical Study Records in a safe and secure location in accordance with the Site’s established retention policies or as required by Applicable Law. Storage of Clinical Study Records for terms beyond the period established by the Sites shall be subject to the terms of separate long-term storage agreements to be executed with the Sites. Upon the expiration of the retention period, Site or Site Principal Investigator or its and their designee will notify Study Drug Sponsor sixty (60) days prior to destroying the Clinical Study Records and will permit Study Drug Sponsor to undertake measures for storage and retention of the Clinical Study Records for a longer period, at Study Drug Sponsor’s expense.

              2.6.2          Upon the expiration of the retention period, CRO will require Site or Site Principal Investigator or its designee to notify CRO at: Legal@FHIClinical.com and Study Drug Sponsor at: gilead@redhillbio.com prior to destroying the Clinical Study Records and to permit CRO and Study Drug Sponsor to undertake measures for storage and retention of the Clinical Study Records for a longer period, at Study Drug Sponsor’s expense.

2.7          Case Report Forms. For all Study Subjects, each Site or Site Principal Investigator will complete the RedHill approved Protocol, CRFs, and provide to CRO, or its designee, all CRFs required for the Study in the form and/or electronic medium supplied or specified by CRO or HJF or its and their designee within ten (10) business days following an interaction/visit required under the Protocol with a Study Subject. At the request of CRO, Site or Site Principal Investigator will promptly correct any errors and/or omissions to the CRFs and will make available to CRO and Protocol Sponsor and/or its and their designees the corrected CRFs and supporting records for further verification.

              2.7.1          Each Site or its designee and Site Principal Investigator will assist CRO in resolving all queries, discrepancies, errors, and missing information in CRFs. Site and/or Site Principal Investigator or its and their designee will assist CRO in conducting audits of original case records, laboratory reports, or raw data sources underlying data recorded in the CRFs. Such audits will be conducted with due regard for patient confidentiality.

2.8          Study Subjects. Protocol Sponsor or CRO and Principal Investigator will ensure that:

              2.8.1          Site Principal Investigators will include only qualified Study Subjects in the Study who comply with the criteria set forth in the Protocol and this Agreement.

              2.8.2          Site Principal Investigators shall obtain consent from each Study Subject utilizing the then most recent ICF, approved by the IRB, in each case completed in full and duly signed by the Study Subject and the Site Principal Investigator prior to completing any Study procedures on the Study Subject.

2.9          Site Contracting. Sites engaged by CRO or Protocol Sponsor to conduct the Study shall, pursuant to a Site contract, (1) agree to conduct the Study in accordance with the Protocol and terms substantially similar to the terms herein and any material deviation therefrom shall be subject to Study Drug Sponsor written approval and (2) acknowledge and agree that Study Drug Sponsor and each of its Affiliates is a third-party beneficiary of such contract. Protocol Sponsor and/or CRO, as applicable, shall be responsible for the oversight of the conduct of the Study at the Sites.

3.           RESOURCES

3.1          Resources. Protocol Sponsor and CRO shall provide all personnel, facilities, and resources, as required, to accomplish Protocol Sponsor’s and Principal Investigator’s responsibilities under this Agreement and the Protocol. Such personnel will be qualified by experience, skill, licensure (as appropriate), and training to conduct the Study. Site personnel will be supervised by the qualified Site Principal Investigator of that Site.

3.2          Investigator Absence. Protocol Principal Investigator is essential to the Study being conducted under this Agreement and will oversee the entire Study. In his, her, or their temporary absence, Protocol Principal Investigator may delegate others to assist in the conduct of the Study and will, if necessary, designate a qualified Site Principal Investigator, who is named on Form FDA 1572.

              3.2.1          If a permanent substitution of the Protocol Principal Investigator is required, HJF will promptly notify RedHill and CRO in writing of the change or exercise its right to terminate the Agreement in accordance with Section 10 (Term and Termination).

              3.2.2          If for any reason a Site Principal Investigator becomes unavailable, any replacement of such Site Principal Investigator shall be addressed in accordance with the applicable Site contract.

4.           COVENANTS AND WARRANTIES OF THE PARTIES

4.1          No Other Obligations. RedHill and HJF each represent and warrant that they have no obligations, contractual or otherwise, that would prevent them from entering into this Agreement or interfere with the performance of their obligations under this Agreement.

              4.1.1          Protocol Sponsor, via CRO when necessary, and Protocol Principal Investigator represent, warrant, and covenant that each shall oversee the Study in a professional and competent manner and in strict adherence to the Protocol, and will utilize commercially reasonable efforts to devote the necessary study personnel, resources, and equipment to perform the Study hereunder in such a manner.

Protocol Sponsor represents and warrants that the terms of the CRO Services Agreement shall be substantially similar to the terms of this Agreement.

              4.1.2          RedHill represents and warrants that (a) it has obtained all necessary governmental and regulatory approvals to perform its obligations under the Agreement, in order to conduct the Study and provide the Study Drug; (b) such approvals will be in full force and effect during the Study and term of this Agreement; (c) Study Drug has been manufactured, formulated and passed quality control tests and labelled in accordance with all applicable laws and regulations; (d) it has disclosed to Protocol Sponsor, Sites, and applicable government authorities all relevant, material information concerning the safety, use, efficacy and Study Drug experience; (e) use of the Study Drug for Study purposes will not infringe the rights, patent or otherwise, of any third party; (f) any hazardous material packaging provided by Study Drug Sponsor meets regulatory requirements for Site’s use according to the Protocol; (g) it will register the Study and maintain Study results on a public clinical trials registry, and any other information registered about the Study, when and to the extent required by applicable laws and regulations; and (h) it has sufficient funds to provide compensation and Study Drug for the entirety of this Study, as provided in this Agreement.

4.2          Financial Disclosure Forms Related to Conflict of Interest. Protocol Principal Investigator, CRO and any Site Principal Investigator, will complete and return to RedHill in a timely manner, financial certification or disclosure forms as applicable, that have been provided to Principal Investigator, CRO and any Site Principal Investigator by RedHill. Principal Investigator, CRO and any Site Principal Investigator will also complete and return to RedHill, all disclosure updates, as so instructed by RedHill, for the duration of the Study. CRO will ensure that all Site Principal Investigators will complete and return all financial certification and disclosure forms as described in this Section.

4.3          Debarment Certification. Each Party represents and warrants that neither it nor its officers, directors, employees, investigators or agents or personnel (i) is or ever has been debarred by any relevant authorities, pursuant to any Applicable Law, including but not limited to Section 306(a) and (b) of the Federal Food, Drug and Cosmetic Act, the Generic Drug Enforcement Act of 1992, as amended (21 U.S.C. §301 et. seq.) or any other Applicable Laws applicable to research, animal research and/or clinical investigations, or disqualified as a clinical investigator under the provisions of 21 C.F.R. § 312.70; (ii) is or ever has been convicted of any of the felonies identified among the exclusion authorities listed on the U.S. Department of Health and Human Services (HHS), Office of Inspector General website (http://oig.hhs.gov/fraud/exclusions/authorities.asp), including without limitation 42 U.S.C. 1320a-7; (iii) is under investigation by the FDA or any other Regulatory Authority for a suspension, debarment or disqualification action, has a disqualification hearing pending or has been disqualified or debarred by the FDA or other Regulatory Authority, or have engaged in any conduct or activity which could lead to any of the above or below mentioned debarment or disqualification actions; (iv) is listed on any of the following lists as being suspended, debarred, or excluded, or otherwise ineligible to participate in federal procurement or non-procurement programs: (v) the List of Excluded Individuals/Entities (LEIE) database (http://oig.hhs.gov/fraud/exclusions/exclusions_list.asp) on the HHS Office of Inspector General website; (w) the U.S. General Services Administration's Excluded Parties List System (EPSL) (sometimes referred to as the “GSA Debarment List”) (http://www.epls.gov); (x) the U.S. Food and Drug Admnistration (FDA) Debarment List (http://www.fda.gov/ora/compliance_ref/debar/default.htm);(y)anyofthe FDADisqualified/Restricted/Restrictions/Removed/Assurance Lists for Clinical Investigators (http://www.fda.gov/ora/compliance_ref/bimo/dis_res_assur.htm); or (z) the Administrative Actions Listing of the Public Health Service (http://silk.nih.gov/public/cbz1bje.@www.orilist.html).

Each Party agrees to notify the other Party if it becomes aware of any such restriction. Each Party represents that it is not and, to the best of its knowledge, its employees or personnel or staff performing services or obligations hereunder are not debarred, suspended, excluded or are the subject of any past or pending governmental or regulatory investigation, inquiry, warning or enforcement action, including a government-mandated corporate integrity agreement and has not violated any applicable anti- kickback or false claims laws or regulations related to its conduct of research that has not been disclosed to the other Party. Each Party will immediately notify the other Party if it becomes aware of any such action regarding compliance with ethical, scientific or regulatory standards for the conduct of research if such action relates to events or activities that occurred prior to or during the period in which the Study was conducted.

4.4           Compliance.

              4.4.1          Protocol Sponsor, Protocol Principal Investigator, CRO, Sites, and the Site Principal Investigators will perform the Study in compliance with all Applicable Laws and will respect and abide by all Privacy Laws, and will permit access to such information or records only as authorized under the Privacy Laws and Protocol. CRO, Sites and Site Principal Investigators will use the personal data obtained from the Study Subjects in connection with the Study for no purposes other than outlined in the Protocol and shall manage such personal data in accordance with Applicable Law. Each Site Principal Investigator or his, her, or their designee shall provide an appropriate privacy notice to each Study Subject and obtain a properly executed HIPAA Authorization (“HIPAA Authorization”) from each Study Subject, complying with Applicable Law, which will enable Site to provide Protocol Sponsor, CRO, and Study Drug Sponsor and other persons and entities designated by such parties access to completed CRFs, Study Data, Clinical Study Records, Source Documents and all other information arising from performance of the Study and/or as required by the Protocol. The HIPAA Authorization may be incorporated into the ICF or handled as a separate document. If HIPAA Authorization is separate from the ICF, Site Principal Investigators will only use the authorization that is approved by the IRB and/or Regulatory Authority (if applicable). Protocol Sponsor or its designee will provide Study Drug Sponsor an opportunity to review and approve the content of the HIPAA Authorization (including any revisions made during the course of the Study) before it is used. Sites and Site Principal Investigators, Protocol Principal Investigator, HJF, CRO and RedHill will cooperate in the amendment of the HIPAA Authorization as may be necessary from time to time, to comply with HIPAA to the extent HIPAA applies to such party, and to ensure that HJF and RedHill, their designees and applicable regulatory authorities can continue to receive and use PHI for the purposes contemplated by this Agreement. Protocol Sponsor acknowledges that Study Drug Sponsor is not a Business Associate or a Covered Entity (as those terms are defined under HIPAA).

4.5          Disclaimer of Warranties. It is understood that the Protocol and Study Drug provided hereunder is experimental in nature. THE PARTIES MAKE NO WARRANTIES, EXPRESS OR IMPLIED, INCLUDING WITHOUT LIMITATION ANY OF THE IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE REGARDING THE STUDY DRUG, PROTOCOL, OR CONFIDENTIAL INFORMATION. ADDITIONALLY, THE PARTIES MAKE NO REPRESENTATIONS OF ANY KIND, EXPRESS OR IMPLIED, REGARDING THE SAFETY OR EFFICACY WITH RESPECT TO THE STUDY DRUG, PROTOCOL, OR CONFIDENTIAL INFORMATION.

4.6          Anti-Bribery. Each Party acknowledges that the other Party is bound by all applicable anti-corruption and anti-bribery laws and regulations, including, but not limited to, the Foreign Corrupt Practices Act (“FCPA”) and UK Bribery Act and will not cause the other Party to be in breach of its responsibilities through any act as described in this Section 4.6. In fulfilling their respective obligations under this Agreement, each Party (i) agrees that it has not and shall not, directly or indirectly offer to make, promise, authorize or accept any payment or anything of value, including bribes, gifts and/or donations to or from any public official, regulatory authority or anyone else for the improper purpose of influencing, inducing or rewarding any act, omission or decision in order to secure an improper advantage, including to obtain or retain business, and (ii) shall comply with all applicable anti-corruption and anti-bribery laws and regulations. Each Party shall notify the other Party immediately upon becoming aware of any breach under this Section 4.6.

5.           STUDY DRUG

5.1          Study Drug. RedHill or its designee will provide to the Sites the required quantities of Study Drug, and any other Study materials required for the Study, as set forth in the Protocol. Study Drug will be appropriately labelled and shipped directly to the Sites by Redhill. Shipping expenses for the Study Drug shipment to Sites will be paid by Protocol Sponsor using OTA funds. The Sites and Site Principal Investigators will not conduct any research activities with or use the Study Drug other than as set out in the Protocol.

              5.1.1          CRO, Site, Site Principal Investigator or his, her, or their designee will verify receipt of the Study Drug by signing the appropriate documentation provided by RedHill or the supplier thereof.

              5.1.2          CRO, Site, Site Principal Investigator or his, her, or their designee will document the administration and distribution of the Study Drug to Study Subjects on the appropriate sections of the CRF and any dispensing record.

              5.1.3          Site Principal Investigator or his, her, or their designee will only dispense the Study Drug to Study Subjects in accordance with the Protocol.

5.2.        Return or Destruction of Study Drug.  Upon RedHill request, CRO, Site, Site Principal Investigator or his, her, or their designee will return all unused Study Drug, as well as any containers, whether containing unused Study Drug or not, to IND holder of Study Drug or vendors designated by RedHill at RedHill’s expense upon expiration or termination of the Study or at such times as RedHill may direct. Alternatively, CRO, Site, Site Principal Investigator or his, her, or their designee, at RedHill’s direction, will destroy, in compliance with Applicable Law, all unused Study Drug, as well as any containers, whether containing unused Study Drug and will provide written certification of such destruction to RedHill or any vendors identified by RedHill.

5.3          Storage of Study Drug. Site Principal Investigators will store all Study Drug securely in accordance with the procedures and under the storage conditions set forth in the Protocol.

5.4          Reserved.

6.           INSPECTIONS AND MONITORING

6.1          Site Inspections. During the conduct of the Study, the Sites and Site Principal Investigators will permit Protocol Sponsor, CRO, Study Drug Sponsor, or any Regulatory Authority to have on-site access to Site’s facilities, personnel and staff, all Clinical Study Records, Study Data and any information or records relating to the Study (inclusive of electronic records systems) and personnel involved in the Study at a reasonable times for the purposes of (i) auditing and/or monitoring the Study, (ii) evaluating compliance with this Agreement and the Protocol, conditions of approval imposed by the IRB and/or FDA, and all Applicable Laws, (iii) reviewing documents, progress reviews, internal reporting, and (iv) any other matters related to the Study.

6.2          Regulatory Inspection. Each Site and/or Site Principal Investigator will promptly notify CRO if any Regulatory Authority requests to inspect the Site, Clinical Study Records, Study Data, or any research records concerning the Study Drug or the Site in connection with the conduct of the Protocol. The CRO will in turn notify Study Drug Sponsor and Protocol Sponsor. If an inspection occurs, Site or its designee and/or Site Principal Investigator shall cooperate with such inspection. As permissible under Applicable Law, Site and/or Site Principal Investigator will provide CRO, Protocol Sponsor and Study Drug Sponsor with copies of all Regulatory Authority materials, correspondence, statements, forms, and records that Site or its designee and/or Site Principal Investigator receives that relate to the Study. Site and/or Site Principal Investigator will, as permitted under applicable law, provide to CRO, Protocol Sponsor and Study Drug Sponsor copies of any documents provided to any inspector or auditor that relate to the Study, and will promptly notify CRO, Protocol Sponsor and Study Drug Sponsor of any violation or deficiency noted by the Regulatory Authority related to the Study. Site and/or Site Principal Investigator will promptly notify CRO, Protocol Sponsor and Study Drug Sponsor of any legal action taken on any audit by a Regulatory Authority that relate to the Study.

6.3          Audit and Inspection Costs. Study Drug Sponsor shall reimburse HJF and/or CRO for their respective time and expenses (including reasonable attorney fees and the costs of responding to findings) associated with any inspection, audit or investigation relating to the Study (“Inspection”) initiated by Study Drug Sponsor or by a governmental authority, unless and to the extent such Inspection finds that HJF and/or CRO and/or Site failed to fulfill its respective obligations related to the Study or Applicable Law.

6.4          Monitoring. Site and Site Principal Investigator will allow authorized personnel or representatives of CRO, Protocol Sponsor and Study Drug Sponsor to monitor the Study, the facilities used for conduct of the Study, Source Documents, Study Data, Clinical Study Records, and any other records required by Applicable Law. Any inspection by Study Drug Sponsor of Source Documents will be performed with due regard for patient confidentiality. The Parties agree to hold in confidence all Study Subject’s identifiers in accordance with all Applicable Law.

7.           PUBLICATION

7.1          Publication. The Parties shall jointly agree on a publication plan for the Study Data that will identify key new Study Data to be disclosed or presented and the target date for finalizing any related scientific abstract or manuscript. This publication plan shall be subject to the review and approval by the U.S. Government. HJF and the U.S. Government, and as applicable CRO, Principal Investigator, Sites and Sub-Investigators, will jointly develop each abstract or manuscript with input from RedHill, and agree on the authorship and the content of the final draft to be submitted; provided that authorship for each abstract and manuscript will be determined based on whether a particular individual made a significant contribution to the conceptualization, design, execution, or interpretation of a research study, as authorship is defined in the fifth edition of the Guidelines and Policies for the Conduct of Research in the Intramural Research Program at NIH, available at: https://oir.nih.gov/sites/default/files/uploads/sourcebook/documents/ethical_conduct/gui
delines-conduct_research.pdf.

7.2          Review Period. Prior to submission for publication, drafts of proposed publications or disclosure of the results of the Study or Study Data will be given to authors of such publications, the U.S. Government, HJF and RedHill for review and comment at least twenty (20) days prior to the date of submission for publication (including abstracts) or of public disclosure (the “Review Period”). Contributing parties shall be appropriately accredited to any publication. If during the Review Period, RedHill requests that Protocol Sponsor or its designee, Principal Investigator, Sites, and/or Site Principal Investigator remove any Confidential Information other than Study Data from a proposed publication or disclosure, Protocol Sponsor or its designee, Principal Investigator, Sites, and/or Site Principal Investigator will do so. Protocol Sponsor or its designee, Principal Investigator, Sites, and Site Principal Investigator will discuss with RedHill any of RedHill suggestions with respect to the presentation of Study Data, and the timing of the proposed publication or disclosure.

7.3          Patent Filings. If during the Review Period, RedHill notifies HJF, Site, and/or Site Principal Investigator that RedHill desires patent application(s) to be filed on any Invention, as defined in Section 9.3, disclosed or contained in the proposed publication or disclosure, HJF or its designee, Site, and Site Principal Investigator will defer publication or other disclosure for a period, not to exceed an additional sixty (60) days, sufficient to permit RedHill or its designee to file or have filed any desired patent application(s).

RedHill will include the following statement in any publication or public disclosure based on the results of the Study:

“This study was conducted using a clinical trial platform supported by the U.S. government.”

7.4          Study Registration. RedHill agrees to register the Study at either www.clinicaltrials.gov or any other registry as applicable or required by law and consistent with the guidelines of the International Committee of Medical Journal Editors on trial registrations.

8. CONFIDENTIAL INFORMATION

8.1          Sponsor Confidential Information. “Sponsor Confidential Information” means (a) any and all scientific, technical, business, regulatory, or financial information in whatever form (written, oral, electronic or visual) that is delivered or otherwise disclosed to HJF, CRO, RedHill, Sites, Site Principal Investigators, or Principal Investigator (“Recipient”), by or on behalf of HJF or RedHill or its designees (“Discloser”) for the purpose of conducting the Study, including the Protocol, the financial terms of this Agreement; (b) all approvals and correspondence with or from an IRB or other entities with oversight responsibilities for the Study, including ethics committees or data safety monitoring committees, all Study correspondence, all Study Drug accountability forms, and all CRFs (collectively, the “Study Documentation”); (c) all Study Data and (d) information that a reasonable person familiar with the Study would consider to be confidential or proprietary from the context or circumstances of disclosure; provided, however, that (i) Study Drug Sponsor and HJF are co-exclusive owners of all Study Data pursuant to Section 9.2 (Study Data and Materials) and are free to use their own Confidential Information subject to Section 7 (Publication); (ii) Protocol Principal Investigator may use and/or publish Study Data solely in accordance with this Agreement; (iii) Sites and Site Principal Investigators may use and/or publish Study Data solely in accordance with the applicable Site contract, substantially similar to those terms and conditions applicable to the Parties under this Agreement; (iv) the U.S. Government may use and/or publish Study Data and Technical Data in accordance with the OTA; and (v) a Discloser is free to use its own Sponsor Confidential Information for which it is the Discloser.

              8.1.1          Unless legally required to disclose Sponsor Confidential Information or as provided for in this Agreement, during the Study and for a period of seven (7) years after completion or early termination of the Study, without the Discloser’s prior written consent, the Protocol Sponsor or its designee will not publish, disseminate or otherwise disclose, deliver or make available any Sponsor Confidential Information of which it is a Recipient to any third party other than Study personnel or Protocol Sponsor’s designees, and then only to those who require access to it for the purpose of conducting the Study, and are subject to similar terms of confidentiality as set forth herein ; provided, however, Sites, Site Principal Investigators shall be able to use Study Data solely in connection with ongoing Study Subject care and for internal, non-commercial research purposes, inclusive of publication of the Study Data in accordance with the restrictions outlined herein.

              8.1.2          HJF, RedHill, Sites, Site Principal Investigators, and Principal Investigator, as applicable, shall use Sponsor Confidential Information of which it is a Recipient only for fulfilling its, his, her, or their respective obligations under this Agreement. Sites, Site Principal Investigators, and Protocol Principal Investigator will return all such Sponsor Confidential Information to HJF and RedHill, as applicable, at the end of the Study or any time upon request. However, each Site may retain one copy of such information for sole purpose of ensuring compliance with its continuing obligations under this Agreement, but subject to the confidentiality requirements of this Agreement.

8.2          Exclusions.   The obligations of nondisclosure set forth in Section 8.1 will not apply in the event and to the extent a Recipient can establish through competent evidence that:

i.	The information, at the time of first disclosure, was in the public domain through no fault of the Recipient or any of their respective employees or agents.

ii.	The Recipient knew the information before receipt from the Discloser, as evidenced by written records.

iii.
The information was lawfully received from a third party that had a right to make such disclosure, who did not obtain such information in violation of the Discloser’s rights or under an obligation of confidentiality.

              8.2.1          A Recipient may disclose Sponsor Confidential Information if required to so disclose by Applicable Law, whether under an order of a court, government tribunal, or other legal process, provided that written notice of such requirement is provided promptly to the Discloser to enable them to seek a protective court order to prevent or limit such disclosure, and the Recipient will reasonably cooperate with the Discloser to limit the extent of such disclosure.

8.3          Marks. Unless required by Applicable Laws or under the terms of this Agreement, neither of the Parties will use the names or Marks of the other Party, its affiliates, subcontractors, personnel, or other designees in any form of public information, without the appropriate party’s prior written consent. Additionally, unless required by Applicable Law or under the terms of this Agreement, the Sites and Site Principal Investigators will not use the names or Marks of Study Drug Sponsor, in any form of public information, without the Study Drug Sponsor’s prior written consent. The foregoing will not be construed to prevent the Parties from identifying the Sites, Site Principal Investigator, and Protocol Principal Investigator to Regulatory Authorities in connection with Sponsor Confidential Information, Study results, the development and commercialization of the Study Drug and pursuit of patent protection related thereto, or otherwise to comply with Applicable Law.

8.4          CRO’s Confidential Information –

             8.4.1          “CRO Confidential Information” means all non-public, personal, or proprietary information relating to the business or affairs of CRO and its Affiliates in oral, visual, written, electronic or other tangible or intangible form, whether or not marked or designated as “confidential”.

              8.4.2          Study Drug Sponsor shall hold CRO Confidential Information in confidence and shall use it only for the purposes of the Study and this Agreement. Study Drug Sponsor may disclose CRO Confidential Information to its employees, consultants, contractors, and Affiliates with a need to know, provided that: (i) those employees, consultants, contractors and Affiliates are obligated to protect CRO Confidential Information under terms at least as restrictive as those stated herein and (ii) the disclosure of CRO Confidential Information is necessary to carry out the terms and conditions of this Agreement.

              8.4.3          Study Drug Sponsor shall protect the CRO Confidential Information disclosed to it by HJF or CRO with at least the same degree of care as it normally exercises to protect its own proprietary information of a similar nature, or in the absence of a company policy, to the extent that confidential information of similar nature and import is protected within the course of normal industry standards.

              8.4.4          These restrictions on the use or disclosure shall not apply to any CRO Confidential Information:

a)	that is Sponsor Confidential Information;

b)	that is independently developed by or for Study Drug Sponsor (without reliance on any disclosed CRO Confidential Information);

c)	lawfully received free of restriction from another source;

d)	after it has become generally available to the public without breach of this Agreement by Study Drug Sponsor or an Affiliate of Study Drug Sponsor;

e)	that CRO agrees in writing is free of such restrictions;

f)	that was in Study Drug Sponsor's possession, as established by documentary evidence, prior to CRO’s disclosure; or

g)
disclosed pursuant to the requirement or request of a duly empowered governmental agency or court of competent jurisdiction to the extent such disclosure is required by a valid law, regulation or court order, and sufficient notice is given by Study Drug Sponsor to CRO of any such requirement or request to permit the CRO to seek an appropriate protective order or exemption from such requirement or request, unless such notice is prohibited by said order. Disclosure of CRO Confidential Information under this subsection does not remove it from the protection of this Agreement (no further distribution).

8.5          Transparency Reporting. The Parties understand and agree that Study Drug Sponsor may be subject to various mandatory transparency reporting requirements, including, but not limited to, 42 U.S.C. § 1320a-7, as codified at 42 CFR §§ 403.900, et seq. (the “Physician Payment Sunshine Act” and collectively “Reporting Laws”). Sites and Site Principal Investigators shall maintain accurate and detailed books, records, and supporting documentation regarding the individuals and entities involved in the conduct of this Study under this Agreement. Protocol Sponsor agrees to provide Study Drug Sponsor with data held by Site, Site Principal Investigators or CRO that is required by Study Drug Sponsor for its compliance with applicable Reporting Laws. Notwithstanding any other provision of this Agreement, Study Drug Sponsor may disclose data pursuant to Applicable Law.

8.6          Press Releases. The Parties and the U.S. Government will jointly agree on whether to issue one or more press releases related to the resulting Study Data. If the Parties and the U.S. Government agree that HJF, RedHill, and/or the U.S. Government will issue a press release, each will also have the right to review and agree on the content in advance of its publication. Other parties, if any, contributing to the Study, will have review rights and will be appropriately accredited in the press release.

              8.6.1          Study Drug Sponsor and Protocol Sponsor may use, refer to and disseminate reprints of scientific, medical and other published articles that disclose the name of Sites and/or Site Principal Investigators consistent with applicable copyright laws, provided such use does not constitute an endorsement of any commercial product or service by the Sites or Site Principal Investigators. Study Drug Sponsor and Protocol Sponsor may use Site and Site Principal Investigator contact details and Study status in Study-specific newsletters and on the worldwide web for the purpose of conducting this Study and for compliance with applicable laws.

9.           INTELLECTUAL PROPERTY

9.1        Background IP and Material.  U.S. Government, Study Drug Sponsor, Protocol Sponsor, CRO and Sites shall each retain all right, title, and interest in their own materials, data, technology, information, documents, inventions, discoveries, patent, patent application, trade secret, know-how, and other intellectual property that was owned by such party prior to the date of this Agreement, or developed independently of this Agreement (“Background IP”). Neither Study Drug Sponsor, Protocol Sponsor, CRO nor any Site, licenses, assigns by estoppel, or otherwise transfers any Background IP to the other, except as expressly set forth in this Agreement.

              9.1.1.  Study Drug Sponsor Background IP. Study Drug Sponsor warrants that it has filed patent application(s) or is the assignee of issued patent(s) listed below which contain claims that are related to the Study contemplated under this Agreement:

UPAMOSTAT - REDHILL BIOPHARMA LIST OF
PROPRIETARY PATENTS – CONFIDENTIAL

[***]

UPAMOSTAT - REDHILL BIOPHARMA LIST OF LICENSED PATENTS – CONFIDENTIAL

[***]

              9.1.2        CRO and its Affiliates retain all right, title, and interest in and to the data, data models, databases, inventions, processes, know-how, copyrights, trade secrets, analytical methods, procedures and techniques, manuals, personnel data, pricing, financial information, technical expertise, software, and other intellectual property rights (a) owned by CRO and its Affiliates prior to the Effective Date or (b) are developed by or for CRO and its Affiliates independent of this Agreement; and any improvements, modifications and enhancements made to the foregoing during the term of CRO Services Agreement in support of the Study (collectively, “CRO Clinical Property”).

9.2          Study Data and Material. Subject to Section 7 (Publication), any Study Data and the rights granted in this section that permits certain uses, Study Drug Sponsor and Protocol Sponsor are the co-exclusive owners of all Study Data and Subject Material (hereinafter defined). The U.S. Government shall have the right to use, modify, reproduce, release, perform, display, or disclose Study Data within the Government and otherwise for “Unlimited rights,” as this term is defined in DFARS 252.227-7013(a)(16). In addition, the U.S. Government may under a separate agreement obtain any rights to use or disclose Study Drug Sponsor’s material or data to the extent that such material or data was produced outside the scope of this Agreement. Study Drug Sponsor grants and Protocol Sponsor shall grant each Site a limited, royalty-free non-exclusive license, with no right to sublicense, to use Study Data for non-commercial, research and educational purposes; in addition, in acknowledgement of the utilization of the clinical trial platform sponsored by the U.S. Government, Study Drug Sponsor grants to the U.S. Government a royalty-free, non-exclusive license to use Study Data for government purposes. Medical records relating to Study Subjects may include some of the same information as is included in Study Data; however, all Study Subject medical records are and will be the property of the respective Site, and Study Drug Sponsor makes no claim of ownership to the medical records.

              9.2.1         Marking. Any data delivered to the U.S. Government pursuant to the OTA, including Study Data, will be marked with the following legend:

"Use, duplication, or disclosure is subject to the restrictions as stated in OTA No. W911QY-20-9-0006 between the Government and HJF."

Any rights that HJF, Study Drug Sponsor, the Government or any other relevant party may have in data delivered in connection with the Study, whether arising under this Agreement or otherwise, will not be affected by the failure to mark data pursuant to this Section 9.2.1.

               9.2.2 All Technical Data and Software (each term as defined under DFARS 252.227- 7013) which shall be delivered pursuant to the Study with less than unlimited rights shall be identified in reasonable specificity and particular rights granted (Government Purpose, Limited or Restricted (all as defined in DFARS 252.227-7013)) prior to entering into the Agreement. All other Technical Data and Software developed under this Agreement shall be delivered to the U.S. Government with unlimited rights as provided for herein.

9.3          Inventions.  Each Site and Site Principal Investigator will promptly disclose in writing to Protocol Sponsor and Study Drug Sponsor all inventions, discoveries, know-how, and improvements (including new uses, enhancements and improvements of the Study Drug), whether or not protectable under patent, copyright or other intellectual property law, resulting from (a) the performance of the Study; or (b) the use of the Study Drug or the Study Drug Sponsor’s Confidential Information by the Site or Site Principal Investigator, in each case, alone or jointly with others (collectively, with all associated intellectual property rights, the “Inventions”).

9.4           Ownership of Inventions.Ownership of Inventions, regardless of whether patentable or not under U.S. patent law, will follow inventorship in accordance with U.S. patent law. Each individual inventor will assign his or her rights in any such Inventions to his or her employing organization.

9.5          Patent Applications. The Parties have the option to file a patent application claiming any Invention made solely by their respective employees. The Parties will consult with each other regarding the options for filing a patent application claiming a joint Invention. Within thirty (30) calendar days of being notified of the discovery of an Invention or filing a patent application covering an Invention, each Party will provide notice of such discovery or filing to the other Party. The Parties will reasonably cooperate with each other in the preparation, filing, and prosecution of any patent application claiming an Invention. Any Party filing a patent application will bear expenses associated with filing and prosecuting the application, as well as maintaining any patents that issue from the application, unless otherwise agreed by the Parties.

9.6          Subject Material. Subject Material means any biologic material of human origin including, without limitation, tissues, blood, plasma, urine, spinal fluid, or other fluids derived from a Study Subject in accordance with and pursuant to the Protocol (“Subject Material”).

9.7.         Subject Material from the Sites will be provided to the Study Drug Sponsor, Protocol Sponsor and/or service providers for analysis in accordance with the Protocol for the purposes of the Study subject to Applicable Laws. RedHill is responsible for having the PK, Antibody, and TMPRSS testing completed, in addition to any other exploratory analyses, and directly paying the service provider for said testing and analysis services and any costs associated with shipping Subject Material from the HJF U.S. laboratory to RedHill’s service provider. The Subject Material may be used by the Study Drug Sponsor, Protocol Sponsor, designated laboratory(s), or other contracted party only as allowed by Applicable Laws, the Study Subject’s ICF and pertinent IRB approvals. Study Drug Sponsor’s use of Subject Materials, other than as allowed by the Study Subject’s ICF and Protocol, will require additional IRB review and approval. In addition, in acknowledgement of the utilization of the clinical trial platform sponsored by the U.S. Government, Study Drug Sponsor and Protocol Sponsor grant to the U.S. Government a royalty-free, non-exclusive license to use Study Material for government purposes.

9.8          Nothing in the terms of the Study constitutes express or implied U.S. Government authorization and consent to utilize, manufacture or practice inventions covered by United States or foreign patents in the performance of work under this Study.

9.9          Patent Indemnity. RedHill indemnifies the U.S. Government and their respective officers, employees and agents against liability, including costs, for infringement of any United States or foreign patent, trademark or copyright, arising out of the use of the Study Drug in the Study, provided RedHill is reasonably notified of such claims and proceedings and given such opportunity as is afforded by applicable laws, rules, or regulations to participate in its defense. Notwithstanding the foregoing, RedHill is not required to indemnify the U.S. Government for infringement when a claimed infringement that is unreasonably settled without the consent of RedHill unless required by final decree of a court of competent jurisdiction.
This clause is not applicable to the U.S. Government’s practice of any nonexclusive paid-up license granted pursuant to this Agreement.

9.10          Licenses. Any Invention made as part of the Study or under this Agreement is subject to (1) a royalty-free, nonexclusive, and irrevocable right and license to HJF sufficient to meet its obligations to the U.S. Government and (2) a nonexclusive, nontransferable, irrevocable, paid-up license for the U.S. Government to practice and have practiced the Invention with "Unlimited rights," as this term is defined in DFARS 252.227-7013(a)(16), as if this regulation were applicable to Inventions, rather than technical data.

10.           TERM AND TERMINATION

10.1          Term. This Agreement shall be effective as of the Effective Date and will continue in effect through completion of the Study, unless earlier terminated pursuant to this Agreement.

10.2          Termination. This Agreement and/or any Study conducted hereunder may be terminated or suspended and/or further enrollment of subjects in a Study may be suspended:

(i) by either Party, without cause, upon 45 days prior written notice thereof;

(ii) by either Party, either (a) if, in the sole opinion of Protocol Principal Investigator, necessary to protect the best interests of the Study Subjects; (b) for material breach of this Agreement, where the breach is not cured within thirty  (30) days following receipt of written notice thereof from the non-breaching Party; (c) if for any reason Protocol Principal Investigator becomes unavailable to direct the performance of the Study and the Parties are unable to identify a mutually acceptable successor within 30 days; (d) upon the other Party’s, as well as Protocol Principal Investigator’s, a Site’s and Site Principal Investigator’s material failure to adhere to the Protocol, except for deviation required to protect the rights, safety, and welfare of Study Subjects; (e) as otherwise expressly permitted by the Protocol;

(iii)          by Protocol Sponsor effective immediately if authorization and approval to conduct the Study is withdrawn by the FDA or other relevant Regulatory Authority;

(iv)          by Protocol Sponsor effective immediately if the Study Data reasonably supports termination of the Study, including the safety and welfare of Study Subjects, or if the continued performance of the Study would otherwise constitute a violation of regulatory, scientific, or ethical standards of integrity; or

(v) by written mutual agreement of the Parties.

10.3          Obligations after Termination. Immediately upon receipt of a notice of termination, Protocol Sponsor, Protocol Principal Investigator, Site Principal Investigators or CRO, as applicable, will: (i) notify the IRBs that the Study has been terminated; (ii) provide to RedHill copies of Study Data collected pursuant to the Protocol; and (iii) stop enrolling Study Subjects into the Study and will cease conducting procedures, to the extent medically permissible, on Study Subjects already entered into the Study. Upon termination or suspension of the Study, the Parties shall promptly meet and confer to determine an appropriate phase-out for Study Subjects already enrolled in the Study. In the event of termination for any reason, all rights, obligations, and duties hereunder, which by their nature or by their express terms extend beyond the expiration or termination of this Study, including but not limited to warranties, indemnifications, intellectual property (including rights to and protection of Inventions and Confidential Information), and product support obligations shall survive the expiration or termination of this Study. If this Study is terminated without cause by RedHill or the OTA is terminated for cause, RedHill shall cooperate with HJF to provide the U.S. Government or its designee with a non-exclusive, paid up, license to any patent, copyright, technical data or regulatory information held by RedHill that relates to the Technology to permit the Government to pursue commercialization of the Technology with a third party on terms to be agreed among the relevant parties and subject to rights granted or held by third parties. This clause will survive the acquisition or merger of RedHill by or with a third party.

11.           INDEMNITY, INSURANCE AND SUBJECT INJURY

11.1          Study Drug Sponsor Indemnity. Study Drug Sponsor agrees to indemnify, defend and hold harmless Protocol Sponsor, Protocol Principal Investigator, its trustees, directors, officers, employees, agents and its designees (which for avoidance of doubt shall not include Sites Indemnitees as further defined below), (collectively, the “Protocol Indemnitees”) against any third party claims, including reasonable attorney’s fees for defending those claims (each, a “Claim”), to the extent a Claim arises out of or relates to (a) the use of the Study Drug in the Study (including, but not limited to, any side effect or adverse reaction, illness or injury) subject to the limitation set out under section 11.4 below; (b) a procedure specified in the Protocol at Study Drug Sponsor’s direction; (c) any claim that the Study Drug infringes a third parties’ intellectual property rights; or (d) breach of this Agreement or an Applicable Law by Study Drug Sponsor.

Study Drug Sponsor shall have no obligation to provide such indemnification to a particular Protocol Indemnitee to the extent that such Claim is caused by that particular Protocol Indemnitee’s: (1) failure to adhere to and comply with material and substantive specifications and directions set forth in the Protocol (except to the extent such deviation is reasonable to protect the rights, safety and welfare of the Study Subjects); (2) failure to comply with all Applicable Laws in the performance of the Study; (3) negligence or willful misconduct or (4) with respect to Protocol Sponsor, Protocol Sponsor’s breach of this Agreement.

Subject to the limits and without waiving any immunities provided under Applicable Law (including constitutional provisions, statutes and case law) regarding the status, powers and authority of the Protocol Sponsor or the Protocol Sponsor’s principal(s), Protocol Sponsor shall indemnify, hold harmless and defend Study Drug Sponsor, its directors, officers, employees and agents, (“Study Drug Sponsor Indemnitees”) from and against any third-party Claims to the extent such Claims are caused by (a) Protocol Sponsor’s negligence or willful misconduct or (b) Protocol Sponsor’s breach of this Agreement, violation of Applicable Law or Protocol.

The indemnified party shall give notice to the indemnifying Party promptly upon receipt of written notice of a Claim for which indemnification may be sought under this Agreement, provided, however, that failure to provide such notice shall not relieve indemnifying Party of its indemnification obligations except to the extent that the indemnifying Party’s ability to defend such Claim is materially, adversely affected by such failure. Indemnifying Party shall not make any settlement admitting fault or incur any liability on the part of the indemnified party without indemnified party’s prior written consent, such consent not to be unreasonably withheld or delayed. The indemnified party shall cooperate with indemnifying Party in all reasonable respects regarding the defense of any such Claim, at indemnifying Party’s expense. The indemnified party shall be entitled to retain counsel of its choice at its own expense. In the event a Claim falls under this indemnification clause, in no event shall the indemnified party compromise, settle or otherwise admit any liability with respect to any Claim without the prior written consent of the indemnifying Party, and such consent not to be unreasonably withheld or delayed.

Study Drug Sponsor agrees to provide a Letter of Indemnification in a form consistent with Exhibit A attached hereto (“LOI”) to CRO and Site Indemnitees (defined as the Site, Site Principal Investigator, and Site employees). The CRO LOI will be included as part of the CRO Services Agreement and the Site Indemnitees LOI will be included as part of Site contracts per Section 2.9. Any deviation from such LOI shall be approved in advance in writing by Study Drug Sponsor.

11.2          Limitation of Liability. EXCEPT FOR INDEMNIFICATION OBLIGATIONS OR BREACH OF CONFIDENTIALITY, IN NO EVENT WILL THE PARTIES BE LIABLE TO ONE ANOTHER FOR ANY SPECIAL, INCIDENTAL, CONSEQUENTIAL OR INDIRECT DAMAGES ARISING IN ANY WAY OUT OF OR UNDER THIS AGREEMENT, HOWEVER CAUSED AND ON ANY THEORY OF LIABILITY, EVEN IF THE PARTIES HAVE BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.

11.3         Insurance.

              11.3.1          Study Drug Sponsor represents that prior to the start of the Study and for at least two (2) years after conclusion of the Study for claims-made coverage, Study Drug Sponsor will obtain and maintain products liability/clinical trials insurance of at least five million dollars ($5,000,000) per claim and in the aggregate. Study Drug Sponsor will provide written evidence of such insurance to Protocol Sponsor or its designee, CRO and any Site upon request.

              11.3.2.          Protocol Sponsor will maintain a policy or program of insurance or self-insurance to include sufficient per occurrence and aggregate general liability, professional medical liability, bodily injury, automobile, and employee workers compensation protection limits adequate to reasonably cover Protocol Sponsor’s expected risks of the Study in the jurisdiction where any such actions may be brought.

              11.3.3.          Each Site will maintain a policy or program of insurance or self-insurance at the level of at least $1,000,000 per occurrence (or per claim) and $1,000,000 annual aggregate to support its obligations in its Site agreement and under the Protocol. Notwithstanding the foregoing, if a Site is a public entity entitled to governmental immunity protections or limitations under Applicable Laws, then the Site may provide liability coverage in accordance with any limitations associated with the Applicable Law.

              11.3.4.          Upon written request, either Party will provide evidence of its insurance or self-insurance acceptable to the other Party. A Party’s inability to meet its insurance obligation constitutes material breach of this Agreement.

11.4          Subject Injury Reimbursement. Study Drug Sponsor agrees to reimburse Site, at usual and customary rates, for the reasonable and necessary out-of-pocket medical expenses in excess of a Study Subject’s commercial medical or hospital insurance, that are incurred by Site for the diagnosis and treatment of any Study Subject adverse event, serious adverse event, illness, or injury directly resulting from use of the Study Drug in accordance with the Protocol but only to the extent such expenses are not attributable to: (i) the applicable Site’s negligence or willful misconduct; or (ii) the natural progression of an underlying or pre-existing condition or events, unless exacerbated by participating in the Study.

12.           COMPLIANCE

12.1          Compliance.  The Parties to this Agreement specifically intend to comply with all Applicable Law, including the federal anti-kickback statute (42 U.S.C. § 1320a-7b(b)), the related safe harbors, Applicable Law, and the limitation on certain physician referrals, also referred to as the “Stark Law” (42 U.S.C. § 1395 (n)). Accordingly, no part of any consideration paid hereunder is a prohibited payment for the recommending or arranging for the referral of business or the ordering of items or services; nor are the payments intended to induce illegal referrals of business. Nothing contained in this Agreement shall be construed in any manner as an obligation or inducement for the Sites, Site Principal Investigators, or Protocol Principal Investigator to recommend that any person or entity purchase or utilize any of Study Drug Sponsor’s services or products.

13.           MISCELLANEOUS

13.1          Assignment. Except as contemplated by the terms of this Agreement, Protocol Sponsor may not assign, delegate or transfer its obligations under this Agreement, in whole or in part, without the prior written consent of Study Drug Sponsor, not to be unreasonably withheld. Study Drug Sponsor may not assign, delegate or transfer its obligations under this Agreement, in whole or in part, without the prior written consent of Protocol Sponsor, not to be unreasonably withheld, other than to its Affiliates, and any attempted assignment, delegation or transfer without such consent will be void. Should Study Drug Sponsor assign, delegate or transfer its obligations under this Agreement to an Affiliate, upon Protocol Sponsor’s request, and at the sole cost and expense of Study Drug Sponsor, Study Drug Sponsor shall promptly execute such documents and take such further actions as may be necessary to give full effect to the terms of this Agreement. Either Party may assign, delegate or transfer this Agreement, in whole or in part, without the consent of the other Parties if the Agreement is assigned to a successor by way of merger, consolidation, or sale of substantially all of its assets or of voting control of its securities. This Agreement is binding upon and inures to the benefit of the successors and permitted assigns of each respective Party to the extent necessary to carry out the intent of this Agreement. No assignment, delegation or transfer will relieve any Party of the performance of any accrued obligation that such Party may then have under this Agreement.

13.2          Waiver. A waiver by any Party of any term or condition of this Agreement in any instance will not be deemed or construed to be a waiver of such term or condition for any similar instance in the future or any subsequent breach hereof. All rights, remedies, undertakings, obligations, and agreements contained in this Agreement are cumulative and none of them will be a limitation of any other remedy, right, obligation, or agreement.

13.3          Notices. Notices under this Agreement will be in writing and considered sufficient if delivered personally, sent by registered mail with return receipt, sent by recognized overnight courier service, or by email, addressed as follows:

If to Study Drug Sponsor:

RedHill Biopharma Ltd.

21 Ha’arba’a St.,
Tel-Aviv, Israel, 6473921
Attention: Jody Weiss Malca, Gilead Raday
jody@redhillbio.com, gilead@redhillbio.com

If to Protocol Sponsor:

Tech Transfer Office
The Henry M. Jackson Foundation for the Advancement of Military Medicine, Inc. 6720A Rockledge Drive, Ste 100
Bethesda, MD 20817
Attention: Elizabeth Johnson
                 ejohnson@hjf.org or techtransfer@hjf.org

13.4          Severability. The invalidity or unenforceability of any provision of this Agreement will in no way affect enforcement of any other provision of this Agreement.

13.5          Relationship of Parties. Nothing herein will be construed as creating any association, partnership, joint venture, or the relationship of principal and agent between the Parties. Study Drug Sponsor and Protocol Sponsor are independent contractors, and no Party has the authority to bind any other Party, or any other Party’s representatives, in any way.

13.6          Governing Law. This Agreement is governed by the laws of the state of Maryland and any disputes arising out of or relating to this Agreement will be governed by, construed and interpreted in accordance with the internal laws of the state of Maryland, without regard to any choice of law principle that would require the application of the law of another jurisdiction.

13.7          Entire Agreement. This Agreement, including any exhibits or attachments, constitutes the entire agreement and understanding between the Parties as to the subject matter of this Agreement and has priority over all documents, verbal consents, or understandings made between Study Drug Sponsor and Protocol Sponsor. None of the terms of this Agreement may be amended or modified except in writing signed by the Parties hereto.

13.8          Counterparts. This Agreement will become binding when any one or more counterparts, individually or taken together, will bear the signatures of the Parties to this Agreement. This Agreement may be executed in any number of counterparts, all of which together will constitute a fully signed Agreement. The Parties have agreed that faxed or electronic signature copies shall be legally binding.

13.9          Survival. The terms of this Agreement that contain obligations or rights that extend beyond the completion of the Study shall survive termination or completion of this Agreement, even if not expressly stated herein.

13.10          Force Majeure. If either Party hereto shall be delayed or hindered in, or prevented from, the performance of any act required hereunder for any reason beyond such Party’s direct control, including but not limited to, strike, lockouts, labor troubles, governmental or judicial actions or orders, riots, insurrections, war, acts of God, inclement weather, or other reason beyond the Party’s control (a “Force Majeure”) then such Party’s performance shall be excused for the period of the Force Majeure. Any Study timelines affected by a Force Majeure shall be extended for a period equal to the delay and any affected budget shall be adjusted to account for cost increases or decreases resulting from the Force Majeure. The Party affected by the Force Majeure shall notify the other Party of such Force Majeure as provided for herein.

14.           OTA REGULATORY REQUIREMENTS.

14.1          Regulatory Rights. Redhill is the sponsor of the Study Drug Regulatory Application. As such, Redhill has certain standing before the FDA that entitles it to exclusive communications related to the Study Drug Regulatory Application. This clause protects the return on research and development investment made by the U.S. Government in the event of certain regulatory product development failures related to Technology. Regarding any Technology developed under this Agreement for which Redhill serves as regulatory sponsor, Redhill agrees to the following:

              14.1.1     Communications. Redhill shall provide HJF and the U.S. Government with all material communications and summaries thereof, both formal and informal, that it sends to or receives from FDA regarding the Technology. Redhill shall (1) ensure that HJF and the U.S. Government representatives are consulted and are invited to participate in any formal or informal Study Drug Sponsor meetings with FDA related to the Technology; and (2) notify the FDA that HJF and the U.S. Government have the right to discuss with FDA any development efforts regarding the Technology. Non-compliance with this Section 14.1.1 may result in termination of the Agreement and/or Multi-Site Clinical Trial.

              14.1.2        Product Development Failure. Certain product development failures may trigger certain remedies in Section 14.1.3 below for the U.S. Government advanced developer funding the development of this Technology. This remedy is not available to the Government for any cause outside of the following:

                                14.1.2.1 if this Agreement is terminated for nonperformance; or

                                 14.1.2.2  Redhill gives notice, required to be submitted to HJF no later than 30 business days, of any formal management decision to terminate a product development effort, or to file for Federal bankruptcy protection.

              14.1.3          If any of the product development failures listed in section 14.1.2.2 occur, Redhill, upon the request of HJF or the U.S. Government:

                                  14.1.3.1          Shall transfer possession, ownership and sponsorship or holdership of any Regulatory Application (including any associated expedited review designation, priority review voucher, or marketing exclusivity eligibility or award), regulatory correspondence, and supporting regulatory information related to the Technology to the U.S. Government or its designee;

                                  14.1.3.2          Shall inform FDA of the transfer of sponsorship or holdership of the Regulatory Application transferred under section 14.1.3.1 above; and

                                  14.1.3.3          Shall negotiate in good faith and upon fair and reasonable terms a non-exclusive license to any patent, copyright, Technical Data or other intellectual property owned or controlled by Redhill, developed prior to or outside the scope of this Agreement that is necessary for the U.S. Government to pursue commercialization of the Technology, with a third party for sale to the U.S. Government or otherwise.

              14.1.4          This clause will survive the acquisition or merger of Redhill by or with a third party. This clause will survive the expiration of this Agreement and the Multi-Site Clinical Trial.

              14.1.5          In accordance with Public Law 115-92, the U.S. Government may request Redhill to submit a fully executed sponsor authorization letter enabling FDA to disclose information to the Joint Program Executive Office for Chemical, Biological, Radiological and Nuclear Defense (JPEO CBRND EB) and its government support contractors related to the IND product. JPEO CBRND shall submit the executed letter to the FDA only if the IND product becomes a DoD medical product priority under Public Law 115-92, or otherwise mutually agreed upon, and subject to modification of the Agreement and the Multi-Site Clinical Trial.

14.2          Regulatory Documentation and Technical Data Submissions. As required by the OTA and requested by HJF, Redhill shall work in consultation with HJF and the Government Regulatory and Quality Affairs staff for the development of all regulatory submission packages to the FDA and include HJF and Government Regulatory and Quality Affairs staff in all formal discussions with the FDA. Redhill shall provide HJF and the U.S. Government copies of all technical data generated by Redhill prior to and during performance of the Study, necessary to pursue FDA approval and notify HJF and the Government of FDA decisions as these take place. If applicable, Redhill shall prepare an IND/BLA in the Electronic Common Technical Document (eCTD) format for submission to the FDA and the Government. Redhill shall submit all pre-IND, IND, pre-EUA, and/or BLA report submissions to HJF who will forward the submissions to the OTA Agreement Officer’s Representative. Redhill shall provide all written communications to and/or from the FDA to HJF and the Government as it takes place. Redhill shall courtesy copy HJF’s Principal Investigator and CRO on all email traffic to the FDA and will forward all emails received from the FDA to the Principal Investigator. Meeting minutes will be forwarded to the Principal Investigator within seven (7) calendar days of the meeting or teleconference.

14.3          Miscellaneous Data Submissions. If applicable, as required by the OTA and requested by HJF, Redhill shall submit to HJF and the Government all point papers, briefings, technical performance plans, program development plans, regulatory strategy, technology transfer report and gap analysis, formulation development, feasibility and optimization Reports, United States Army Medical Research and Material Command Animal Care and Use Review Office (USAMRMC ACURO) approvals, Human Resources Operations Branch (HROB) approvals, technical presentations and publications, and any formal technical reports that have been prepared for eventual submission to FDA or other regulatory agencies. Examples include the following reports related to: pharmaceutical development, manufacturing development, manufacturing validation, completed batch records, certificates of analysis, analytical development and validation, drug substance and product stability, nonclinical testing, and clinical testing.

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by their duly authorized representatives.

STUDY DRUG SPONSOR: RedHill Biopharma, Ltd.

/s/ Dror Ben-Asher               /s/ Razi Ingber                                  Date: December 31, 2023
Signature

Dror Ben-Asher, CEO               Razi Ingber, CFO
Printed Name and Title

PROTOCOL SPONSOR: The Henry M. Jackson Foundation for the Advancement of Military Medicine, Inc.

 /s/ Norman Gardner                                                                       Date: January 2, 2024           c
Signature

Norman Gardner Director, Clinical Research & Education
Printed Name and Title

ACKNOWLEDGED AND AGREED:

Principal Investigator’s signature below evidences Principal Investigator’s acknowledgement that he/she/they: has read and understands all information in this Agreement and the Protocol, and consents to the disclosure by Protocol Sponsor and/or Study Drug Sponsor of certain financial information concerning Principal Investigator to the applicable Regulatory Authority.

PRINCIPAL INVESTIGATOR

/s/ Kristen Pettrone            Date: 02 Jan 2024
Signature

Kristen Pettrone, M.D.
Printed Name

EXHIBIT A

LETTERS OF INDEMNIFICATION

Exhibit A-1 (Site Letter of Indemnification)

LETTER OF INDEMNIFICATION (LOI)/SUBJECT INJURY

To: {Insert Site name and address} (“Site”)

TITLE OF CLINICAL TRIAL: A Phase 2 Safety and Efficacy Study of Upamostat for Early Outpatient Treatment of COVID-19 (“Study”)

CRO: FHI Clinical, Inc. (“FHIC”)

STUDY NUMBER: PC06- Appendix C – RedHill Upamostat

1)
Site has entered into a Clinical Trial Agreement (“CTA”) with FHIC to participate in the above sponsored Study. FHIC has been engaged by The Henry M. Jackson Foundation for the Advancement of Military Medicine, Inc. (the “HJF”) to act on behalf of HJF for the purposes of coordinating and/or performing certain activities required for the conduct of the Study. By separate agreement, RedHill Biopharma, Ltd. (the “Product Manufacturer”) has engaged HJF to include Product Manufacturer’s Upamostat as one study arm under a multi-center, platform trial of early treatment and post-exposure prophylactic of SARS CoV2.

2)
HJF has contracted with FHIC for the management and monitoring of this Study. Product Manufacturer has authorized HJF, and in turn FHIC, to bind Product Manufacturer to its obligations within the CTA for this Study executed between FHIC and Site. Product Manufacturer accepts responsibility for its obligations contained in that CTA.

3)	Site agrees to participate by allowing the Study to be undertaken utilizing such facilities, personnel and equipment as Site may reasonably need for its conduct of the Study.

4)
In consideration of such participation by Site, and subject to paragraph 5 below, the Product Manufacturer shall defend, indemnify, and hold harmless the Site and its medical affiliates and affiliated hospitals, and each of their trustees, officers, directors, governing bodies, subsidiaries, affiliates, investigators, employees, IRB members, agents, successors, heirs and assigns (collectively referred to as "Site Indemnitees"), from and against any third party claims, loss, damage, cost and expense of claims (including reasonable attorneys’ fees) and suits (“Claims”), alleged to be caused by or arising from the conduct of the Study or use of the Study Drug pursuant the CTA and Study or from the use of the Study results, regardless of the legal theory asserted.

5)
Product Manufacturer shall have no obligation to provide such indemnification to the extent that such Claim is caused by Site Indemnitee(s)’: (1) failure to adhere to and comply with material and substantive specifications and directions set forth in the Protocol (except to the extent such deviation is reasonable to protect the rights, safety and welfare of the Study subjects); (2) failure to comply with all applicable laws and regulations in the performance of the Study; or (3) if such claim is directly caused by the negligent acts or omissions or willful misconduct of Site Indemnitee(s) or breach of the CTA by Site Indemnitee(s).

6)
Subject to the limits and without waiving any immunities provided under applicable law (including constitutional provisions, statutes and case law) regarding the status, powers and authority of the Site or the Site’s principal(s), Site shall indemnify, hold harmless and defend Product Manufacturer, its directors, officers, employees and agents, (“Product Manufacturer Indemnitees”) from and against any third-party Claims that arise out of Site’s gross negligence in its conduct of the Study.

7)
The indemnified party shall give notice to the indemnifying party promptly upon receipt of written notice of a Claim for which indemnification may be sought under this LOI, provided, however, that failure to provide such notice shall not relieve indemnifying party of its indemnification obligations except to the extent that the indemnifying party’s ability to defend such Claim is materially, adversely affected by such failure. Indemnifying party shall not make any settlement admitting fault or incur any liability on the part of the indemnified party without indemnified party’s prior written consent, such consent not to be unreasonably withheld or delayed. The indemnified party shall cooperate with indemnifying party in all reasonable respects regarding the defense of any such Claim, at indemnifying party’s expense. The indemnified party shall be entitled to retain counsel of its choice at the indemnifying party’s expense. In the event a Claim falls under this indemnification clause, in no event shall the indemnified party compromise, settle or otherwise admit any liability with respect to any Claim without the prior written consent of the indemnifying party, and such consent not to be unreasonably withheld or delayed.

8)
EXCEPT FOR THE INDEMNIFICATION OBLIGATIONS AS STATED ABOVE, NEITHER PARTY SHALL BE LIABLE TO THE OTHER PARTY FOR SPECIAL, CONSEQUENTIAL OR INCIDENTAL DAMAGES ARISING OUT OF OR IN CONNECTION WITH THIS LOI, EVEN IF ADVISED OF THE POSSIBILITY OF THE SAME.

9)
If a Study subject suffers an adverse reaction, illness, or injury which, in the reasonable judgment of Site, was directly caused by a Study Drug or any properly performed procedures required by the Protocol, Product Manufacturer shall reimburse for the reasonable and necessary costs of diagnosis and treatment of any Study subject injury, including hospitalization, but only to the extent such expenses are not attributable to: (i) Site's negligence or willful misconduct; or (ii) the natural progression of an underlying or pre-existing condition or events, unless exacerbated by participating in the Study.

10)
Product Manufacturer shall, at its sole cost and expense, procure and maintain commercial general liability insurance, clinical trial insurance and products liability insurance or equivalent self-insurance, unless otherwise indicated in an attachment, in amounts not less than $5,000,000 per occurrence and in the aggregate. Such commercial general liability insurance, clinical trial insurance and products liability insurance or equivalent self-insurance shall provide sufficient contractual liability coverage for Product Manufacturer’s indemnification obligations herein.

11)
Upon written request, Product Manufacturer will provide evidence of its insurance policy or a program of self-insurance and will provide Site with written notice of any material change in its coverage which would affect Product Manufacturer’s ability to meet its obligations under this LOI.

12)
During the Study and for at least two (2) years following the completion of the Study at all sites, Product Manufacturer shall promptly provide Site and Site Principal Investigator with the written report of any findings, including Study results and any routine monitoring findings in site monitoring reports, and data safety monitoring committee reports including, but not limited to, data and safety analyses, and any Study information that may (i) affect the safety and welfare of current or former Study subjects, or (ii) influence the conduct of the Study. Site and/or Site Principal Investigator will communicate findings to the IRB and Study subjects, as appropriate.

13)
Except as permitted in the CTA, neither Site nor Product Manufacturer may use the name, trademark, logo, symbol, or other image or trade name of any other party or their employees and agents in any advertisement, promotion, or other form of publicity or news release or that in any way implies endorsement without the prior written consent of an authorized representative of the other party whose name is being used. Such approval will not be unreasonably withheld.

The authorized representatives have signed this Letter of Indemnification as set forth below.

{SITE} By: {NAME} Title: Date: READ and ACKNOWLEDGED SITE Principal Investigator By: {NAME} Date:	RedHill BioPharma, Ltd. By: {NAME} Title: Date:

Exhibit A-2 (CRO Letter of Indemnification)

LETTER OF INDEMNIFICATION (LOI)/SUBJECT INJURY

To: FHI Clinical, Inc., 359 Blackwell St., Ste 200, Durham, NC 27701 (“FHIC”)

TITLE OF CLINICAL TRIAL: A Phase 2 Safety and Efficacy Study of Upamostat for Early Outpatient Treatment of COVID-19 (“Study” or “Protocol”)

STUDY NUMBER: PC06- Appendix C – RedHill Upamostat

1)
FHIC has been contracted by The Henry M. Jackson Foundation for the Advancement of Military Medicine, Inc. (“HJF”) to act on behalf of HJF for the purposes of coordinating and/or performing certain activities required for the conduct of the Study, including negotiation and execution of the site Clinical Trial Agreements (“CTA”), By separate agreement, RedHill Biopharma, Ltd. (“RedHill”) has contracted with HJF to include RedHill’s Upamostat as one study arm under a multi-center, platform trial of early treatment and post-exposure prophylactic of SARS CoV2 (“RedHill-HJF CTA”). HJF has contracted with FHIC for the management and monitoring of this Study (“CRO Services Agreement”)

2)
RedHill has authorized HJF, and in turn FHIC, to bind RedHill to its obligations within the CTA for this Study executed between FHIC and Site, using HJF approved Site flow down terms document (“Site Flow Down Terms”; or “Site CTA”) specific for the Study, as an exhibit to Site CTA , subject to material changes to Site Flow Down Terms, to be approved in advance in writing by HJF.

3)
In consideration of FHIC’s role on the Study, and subject to paragraph 4 below, RedHill shall indemnify, defend and hold harmless FHIC and its Affiliates, and its and their directors, officers, employees, subcontractors and agents (each, an “FHI Clinical Indemnified Party”), from and against any and all losses, damages, liabilities, fines, reasonable attorney fees, court costs, and expenses (collectively “Losses”) resulting or arising from any third-party claims, actions, proceedings, investigations (including subpoenas or other legal process) or litigation (each, a “Claim”) directly relating to or arising from: (a) the use of the Study Drug in the Study (including, but not limited to, any side effect, adverse reaction, serious adverse reaction, illness or injury ); (b) a procedure specified in the Protocol or performed at RedHill’s direction; (c) any claim that the Study Drug infringes a third parties’ intellectual property rights; or (d) breach of the terms of the CTA or any Applicable Law by RedHill.

4)
RedHill shall have no obligation to provide such indemnification to FHIC to the extent that such Claim is directly caused by FHIC’s: (1) failure to comply with all Applicable Laws in the performance of the Study; or (2) gross negligence or willful misconduct; or (3) material failure to comply with the requirements of the Study protocol.

5)
Subject to paragraph 6, below, FHIC shall indemnify, hold harmless and defend RedHill, its directors, officers, employees and agents, (“RedHill Indemnitees”) for any Losses directly resulting or arising from and against any third-party Claims that arise out of FHIC’s: (1) gross negligence or willful misconduct in its conduct of the Study; (2) failure to comply with all Applicable Laws or (3) material failure to comply with the requirements of the Study Protocol.

6)
FHIC shall have no obligation to provide such indemnification to RedHill to the extent that such Claim is directly caused by RedHill’s: (1) failure to comply with all Applicable Laws in the performance of the Study; or (2) gross negligence or willful misconduct, or (3) failure to comply with its obligations and undertakings under the RedHill-HJF CTA to the extent applicable and relevant.

7)
The indemnified party shall give notice to the indemnifying party promptly upon receipt of written notice of a Claim for which indemnification may be sought under this LOI, provided, however, that failure to provide such notice shall not relieve indemnifying party of its indemnification obligations except to the extent that the indemnifying party’s ability to defend such Claim is materially, adversely affected by such failure. Indemnifying party shall not make any settlement admitting fault or incur any liability on the part of the indemnified party without indemnified party’s prior written consent, such consent not to be unreasonably withheld or delayed. The indemnified party shall cooperate with indemnifying party in all reasonable respects regarding the defense of any such Claim, at indemnifying party’s expense. The indemnified party shall be entitled to retain counsel of its choice at the indemnifying party’s expense. In the event a Claim falls under this indemnification clause, in no event shall the indemnified party compromise, settle or otherwise admit any liability with respect to any Claim without the prior written consent of the indemnifying party, and such consent not to be unreasonably withheld or delayed.

8)
EXCEPT FOR THE INDEMNIFICATION OBLIGATIONS AS STATED ABOVE, AND NOTWITHSTANDING ANY OTHER LANGUAGE TO THE CONTRARY, NEITHER PARTY SHALL BE LIABLE TO THE OTHER PARTY FOR SPECIAL, CONSEQUENTIAL OR INCIDENTAL DAMAGES ARISING OUT OF OR IN CONNECTION WITH THIS LOI, EVEN IF ADVISED OF THE POSSIBILITY OF THE SAME.

9)
RedHill agrees to reimburse sites, at usual and customary rates, for the reasonable and necessary out-of-pocket medical expenses in excess of a Study Subject’s commercial medical or hospital insurance, that are incurred by Site for the diagnosis and treatment of any Study Subject adverse event, serious adverse event, illness, or injury directly resulting from use of the Study Drug in accordance with the Protocol but only to the extent such expenses are not attributable to: (i) the applicable Site’s negligence or willful misconduct; or (ii) the natural progression of an underlying or pre-existing condition or events, unless exacerbated by participating in the Study. It is hereby agreed to by the Parties that FHI shall not act on behalf of sites in furtherance or rights under this Section 8.

10)
Both Parties shall, at their sole cost and expense, procure and maintain commercial general liability insurance, clinical trial insurance and products liability insurance or equivalent self-insurance in amounts sufficient to meet each of their indemnification obligations contained herein. RedHill shall add FHIC as an additional insured on all applicable clinical trials and/or product liability policies.

11)
Upon written request, RedHill will provide evidence of its insurance policy or a program of self- insurance and will provide FHIC with thirty (30) days advance written notice of any material change in its coverage which would affect RedHill’s ability to meet its obligations under this LOI.

12)
Neither FHIC nor RedHill may use the name, trademark, logo, symbol, or other image or trade name of the other Party or their employees and agents in any advertisement, promotion, or other form of publicity or news release or that in any way implies endorsement without the prior written consent of an authorized representative of the other party whose name is being used. Such approval will not be unreasonably withheld.

The authorized representatives have signed this Letter of Indemnification as set forth below.

FHI Clinical, Inc. By: Christopher Mikaelian Title: Global Head, Contracts & Legal Affairs Date:	RedHill BioPharma, Ltd. By: Razi Ingber Title: Chief Financial Officer Date: